                                                                                                                                                         Exhibit 99.1

ABRAXAS PETROLEUM CORPORATION

www.abraxaspetroleum.com

NEWS RELEASE

Abraxas Announces Sale of Non-Core Assets in South Texas for $12 Million

SAN ANTONIO (September 29, 2006) - Abraxas Petroleum Corporation (AMEX:ABP) today announced that the Company has closed on the sale of certain non-core assets located in South Texas for a total consideration of $12 million, subject to closing adjustments. The effective date of the sale was August 1, 2006.

The non-core assets were located in the Three Rivers (Edwards) Field of Live Oak County, Texas and represented less than 2% of the Company’s net proved reserves as of December 31, 2005 and approximately 3% of the Company’s current daily net production. The net proceeds will be used to repay outstanding indebtedness under the Company’s revolving credit facility, to continue the development of our core assets in Texas, and for general corporate purposes.

“This asset sale will provide us the financial liquidity and flexibility to continue our 2006 capital development plan; however, due to the recent downturn in natural gas prices, we may delay certain drilling activities until rig rates come into balance with commodity prices. Since the valuation paid exceeds our historical finding and development costs, we feel confident in our ability to replace these reserves and associated production prior to year-end,” commented Bob Watson, Abraxas’ President and CEO.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company with operations in Texas and Wyoming.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filing with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:

Barbara M. Stuckey/Director of Corporate Development

Direct Telephone 210.757.9835

Main Telephone 210.490.4788

bstuckey@abraxaspetroleum.com

www.abraxaspetroleum.com

500 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232

Office: 210.490.4788 Fax: 210.490.8816